Exhibit 10.17

January 8, 2003

HAND DELIVERED

Mr. Robert R. Buck

Dear Bob:

As we have discussed, your employment with Cintas Corporation (“Cintas”) is ending on Wednesday, January 8, 2003. Whether you accept or reject the Arrangement outlined below, you will be paid through February 5, 2003.

As you know, your participation in Cintas’ group disability program cannot continue after your active employment ends. Your group medical and dental insurance coverage and your group life insurance will remain in effect at least through the end of January, 2003. Information concerning your COBRA rights to continue to participate in the Cintas group health and dental insurance program(s) and your conversion privilege under the group life insurance plan will be provided to you in separate documents that will be mailed to you.

Given Cintas’ desire to assist you in making an orderly transition to employment elsewhere, Cintas offers you the following Arrangement:

1.	You cooperate with Scott Farmer and me in making an orderly transition on all matters for which you have been responsible, and prior to January 10, 2003, you turn over all Cintas’ software, manuals, files, records and other Cintas property in your possession or under your control.

2.	Through July 2, 2003, you cooperate in timely responding to all reasonable requests from Scott Farmer and me and use your best efforts to provide information, insights and advice to Cintas; and you at all times cooperate fully, and to the best of your ability, with Cintas management and legal counsel in all pending and potential legal matters, and you make yourself available at reasonable times and places, with the understanding that you will be fairly reimbursed for reasonable out-of-pocket expenses, to assist Cintas and Cintas’ legal counsel as reasonably necessary in investigating and defending against claims threatened or asserted by or against Cintas.

3.	You continue to keep strictly confidential, and not divulge or misuse, Cintas’ trade secrets and confidential information.

4.	You continue to honor your obligations under your Cintas Employment Agreement; you refrain from having any Industries-related business contact before July 3, 2005 with any Cintas customer or possible acquisition target with whom you had Industries-related contact during your employment with Cintas; you do nothing before July 3, 2005 to encourage or to induce anyone employed by Cintas to leave employment with Cintas; and you do not perform before July 3, 2005 any services for any business enterprise that owns, operates, controls or affiliated through common ownership or control with any Cintas competitor listed in Appendix A attached to your Cintas Employment Agreement.

5.	You submit to Scott Farmer a signed letter of resignation effective January 8, 2003.

6.	You do not at any time make any derogatory statement or do anything injurious to Cintas, and you do not reveal any terms of this offered Arrangement to anyone except as required by law or specifically permitted below.

7.	You use your best efforts to disengage from social, business and financial contacts and relationships with Cintas executives, managers and employees, and you refrain from visiting any Cintas facility in the future without receiving permission from Scott Farmer or me in advance of the date, time and purpose of any planned visit.

8.	You countersign this letter and sign the General Release that accompanies this letter.

9.	You return to me before 5:00 p.m. on Wednesday, January 29, 2003, the fully-signed original of this letter with the attached General Release.

10.	If you comply with the terms set forth in numbered paragraphs 1 through 10 immediately above, Cintas will:

(a)	Make COBRA payments to continue your participation in Cintas’ group health insurance programs through June 30, 2003 or until you become eligible for health insurance coverage through a new employer, whichever occurs first;

(b)	Pay the premiums to continue through June 30, 2003 your participation in Cintas’ group life insurance program;

(c)	Pay to you your full regular salary (but no bonus or incentive payment), with such salary payments covering the period starting on January 9, 2003 and running through Wednesday, July 2, 2003, with each such payment subject to required withholdings and considered full payment for salary continuation, severance, unused vacation, allowances and other entitlements and remuneration;

(d)	Have Cintas records reflect that you voluntarily resigned from employment effective Wednesday, January 8, 2003, and in the future, whenever Cintas receives an inquiry concerning your Cintas employment, Cintas will provide only the following information: “Bob Buck worked more than 20 years with Cintas, first as Vice President of Finance and later as Group Vice President, before he was promoted in 1997 to President of the Rental Division, the position he held when he resigned from Cintas on January 8, 2003 to pursue other opportunities;"

(e)	Communicate within Cintas and outside Cintas nothing inconsistent with subparagraph(d) above as long as you comply with your obligations under paragraphs 1 through 10 above;

(f)	Not at any time make any derogatory statement concerning you or do anything injurious to you, and Cintas will not reveal any terms of this offered Arrangement to anyone outside Cintas except as required by law;

(g)	Not contest your claim for unemployment compensation benefits; and

(h)	Agree with you that any and all rights, duties and obligations created by this offer letter and the attached General Release will be interpreted and enforced at all times according to the laws and applicable legal and equitable precedents of the State of Ohio.

The Arrangement detailed above is contingent upon your refraining from making any derogatory statement about or doing anything injurious to Cintas; your saying and doing nothing inconsistent with paragraphs 1 through 10 above; your accepting this offer by returning to me before 5:00 p.m. on Wednesday, January 29, 2003, the signed originals of this offer letter and the General Release; and your agreement not to discuss with anyone, other than your immediate family and your personal legal, tax or financial advisor, the terms of this Agreement. In fact, we recommend that you consult your personal attorney before acting on this offer letter.

If you have any questions, please contact me without delay.

Sincerely,

/s/Robert J. Kohlhepp
Robert J. Kohlhepp
Chief Executive Officer

ACCEPTANCE OF OFFER

Having read, having been given an opportunity to ask questions about, and fully understanding the terms and conditions, I accept the above Arrangement this 10th day of January, 2003.

I understand that this Arrangement will not be effective until the eighth day after I sign below because if I choose to do so, I have seven days after accepting to change my mind and cancel my acceptance. Cintas, however, will not withdraw or cancel this offer and agreement during such time.

/s/Robert R. Buck Robert R. Buck

GENERAL RELEASE

        IN CONSIDERATION of the promises and mutual promises in the offer letter (“Offer Letter”) signed by Robert J. Kohlhepp, Chief Executive Officer of Cintas Corporation (hereinafter “Cintas”), dated and delivered to me on January 8, 2003, I, Robert R. Buck, on behalf of myself, my heirs, executors, successors, and assigns, hereby release Cintas, as well as all of its owners, affiliates, subsidiaries, and divisions and its directors, executives, managers, and employees, from all debts, claims (except my claim for unemployment compensation benefits), demands, rights, actions, causes of action, suits, contracts, agreements, damages, whatsoever of every name and nature, whether known or unknown, against Cintas and the others released herein, including any relating to or arising from my employment with Cintas or the circumstances giving rise to the termination of my employment from Cintas or based in any way upon federal, state or local laws relating to age discrimination or other types of employment discrimination, including but not limited to the federal Age Discrimination in Employment Act and the federal Older Workers Benefit Protection Act, and I covenant not to sue and not to file or cause to be filed any complaint with any federal, state or local agency or in any court against Cintas or the others released herein on any matter which arose during or related or is attributable in any way to my employment or separation from my employment with Cintas; provided, however, that this General Release specifically excludes my rights under (i) Cintas’ retirement, profit sharing and health and life insurance plans and (ii) the Arrangement set forth in the Offer Letter.

        I agree that apart from my discussions with my immediate family and my personal advisor(s), whom I insist that they refrain at all times from divulging any of the terms, I will not disclose, publicize or discuss the terms of this General Release or of the Offer Letter with anyone within or outside Cintas unless required by subpoena or other legal compulsion; and I will give immediate notice to Cintas of the receipt of any subpoena or other legal document that may call for me to disclose any of the contents of the Offer Letter or the terms of this General Release.

        I represent and warrant that I have returned to Cintas the original and all copies of all keys, Cintas ID’s, software, charge cards, equipment, manuals, files, papers, reports, memoranda and other items of Cintas property; and that I will retain from my Cintas employment only my personal property, which does not contain any trade secrets or confidential information of Cintas.

        I acknowledge that I am legally and ethically obliged to honor my Cintas Employment Agreement and to maintain the strict confidentiality of all trade secrets and all confidential Cintas information and proprietary data that I learned while working for Cintas. I affirm that through July 2, 2005, neither will I have any Industries-related business contact with any Cintas customer or acquisition prospect with whom I had Industries-related contact while employed by Cintas, nor will I encourage or attempt to induce anyone employed by Cintas to leave employment with Cintas. I further affirm that through July 2, 2005, I neither will perform any Industries-related business prohibited in paragraph 3(c) of my Cintas Employment Agreement nor perform any services before July 3, 2005 for any business enterprise that owns, operates, controls or affiliated through common ownership or control with any Cintas competitor listed in Appendix A attached to my Cintas Employment Agreement. Finally, I agree that I never will question or challenge the enforceability or legality of any of the terms of either this paragraph or paragraph 4 of the Arrangement in the Offer Letter.

        I acknowledge that this General Release does not constitute an admission of liability or wrongdoing by Cintas or any of the others released herein. I further acknowledge that if I breach any of my obligations set forth in the Offer Letter or if I violate my Employment Agreement obligations, Cintas, in addition to taking appropriate legal action, will be entitled to decline to make any further payments that Cintas has agreed in the Offer Letter to make to me or on my behalf.

        By signing this General Release, I certify and agree that I had a full opportunity to consult with my personal legal, tax, financial or other advisor; that I had a full opportunity to ask questions and express my views to Cintas executives; that I read and understand the Offer Letter and this entire General Release; and that I am accepting and signing this voluntarily and without coercion.

Signed this 14th day of January, 2003
at Cincinnati, Ohio.

WITNESSED BY: /s/Robert J. Kohlhepp	/s/Robert R. Buck Robert R. Buck